Exhibit 4.13

EXECUTION VERSION

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of June 30, 2017, is by and between Yosemite Sellers’ Representative LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative referred to in the Acquisition Agreement hereinafter defined (the “Pledgor”) and Dex Media Holdings, Inc. (f/k/a Dex Media, Inc.), a Delaware corporation (the “Purchaser”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Acquisition Agreement referred to below.

WITNESSETH:

WHEREAS, concurrently herewith, the Pledgor is entering into that certain Acquisition Agreement, dated as of the date hereof, by and among the Purchaser, Cerberus YP Digital Blocker LLC, a Delaware limited liability company, Cerberus YP Blocker LLC, a Delaware limited liability company, YP Holdings LLC, a Delaware limited liability company (“YP”), Print Media Holdings LLC, a Delaware limited liability company (“PM”), YP Intermediate Holdings Corp., a Delaware corporation, Cerberus YP Investor LLC, a Delaware limited liability company, each Person set forth on Annex I, Annex II, Annex III and Annex IV thereto, and the Pledgor (as amended, restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), pursuant to which, among other things, the Sellers shall sell and transfer to the Purchaser, and the Purchaser shall purchase and acquire from the Sellers, directly and/or indirectly, 100% of the equity of each of YP and PM upon the terms and subject to the conditions set forth therein.

WHEREAS, under the Acquisition Agreement, among other things, the Pledgor has been designated and authorized by the Sellers to act as their representative and will be issued the Closing Issued Shares as part of the consideration payable by Purchaser in respect of the sale described above (the “Pledged Equity”); and

WHEREAS, the Pledgor will own the Pledged Equity as provided under the Acquisition Agreement, and pursuant thereto the Purchaser is entitled to a lien on such shares as security for certain indemnification provisions agreed to by the Sellers.

NOW, THEREFORE, in consideration of the premises and the agreements herein and in the Acquisition Agreement, and in order to induce the Purchaser to enter into the Acquisition Agreement, the Pledgor hereby agrees with the Purchaser as follows:

1.           Security Interest. As security for the Secured Obligations (as defined in Section 2 hereof), the Pledgor hereby irrevocably and unconditionally grants a first priority security interest in, and lien on, and pledges to, the Purchaser the Pledged Equity and all certificates and instruments, if any, evidencing the Pledged Equity, and all dividends, distributions, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares, including any proceeds upon the sale or transfer of such Pledged Shares prior to the Release Date (the “Pledged Collateral”).

2.           Secured Obligations. The security interests hereby granted shall secure the due and punctual payment of the Indemnified Taxes as required by Section 10.08 of the Acquisition Agreement (the “Secured Obligations”).

3.           Representations, Warranties and Covenants of the Pledgor. The Pledgor hereby represents, warrants and covenants to the Purchaser that as of the date hereof:

(a)          The execution, delivery and performance of this Agreement will not result in any violation of or be in conflict with or constitute a default under any term of the governing documents of the Pledgor, or of any agreement or instrument or any judgment, decree, order, statute, rule or governmental regulation applicable to or binding on the Pledgor or any of its respective assets.

(b)          This Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes the valid and legally binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

(c)          No approval, consent, authorization of, filing registration or qualification with, or other action by, the Pledgor or any other Person or Governmental Authority is or will be necessary to permit the valid execution, delivery and performance of this Agreement by the Pledgor or creation of the liens and security interests contemplated hereby.

(d)          The Pledgor will not create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever with respect to any of the Pledged Equity to any other Person (other than inchoate pledges, mortgages, liens, charges, encumbrances or other security interests), and for so long as this Agreement remains in effect, will not do so.

(e)          The Pledgor will maintain the security interest created by this Agreement as a first priority perfected security interest and shall defend such security interest and such priority against the claims and demands of all Persons.

(f)          If requested by the Purchaser, the Pledgor shall promptly deliver to the Purchaser all certificates or other written evidence of the Pledged Equity together with any instruments of transfer, in form and substance reasonably satisfactory to the Purchaser, necessary for the Purchaser to exercise its rights and remedies hereunder.

(g)          Prior to the Release Date, the Pledgor shall not, directly or indirectly Transfer any of the Closing Issued Shares except (i) pursuant to Sections 10.08(c) or 10.08(f) of the Acquisition Agreement, or (ii) to an Affiliate of the Pledgor that is not a Seller (provided that the transferee in such Transfers agrees in writing on terms reasonably satisfactory to Purchaser to be bound by the terms of Section 10.08 of the Acquisition Agreement) or otherwise permit any other Person to directly or indirectly, make any such Transfer.

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(h)          The Pledgor will take such actions as the Purchaser may reasonably request to ensure the effectiveness and perfection of the security interest granted hereby.

4.           Rights and Remedies of the Purchaser. The Purchaser shall have the rights and remedies with respect to the Pledged Collateral in accordance with, and as specified by, the terms of the Acquisition Agreement, but subject to the provisions of applicable law.

5.           Right to Transfer into Name of Purchaser, etc. To the extent permitted by, and only in accordance with, the terms of the Acquisition Agreement and without limiting any rights thereunder, the Purchaser may cause all or any of the Pledged Collateral to be transferred into its name or into the name of its nominee or nominees without the consent of any other Person, and the Pledgor shall take all actions reasonably requested by the Purchaser in order to effectuate the foregoing and the provisions of the Acquisition Agreement.

6.           Right of Purchaser to Exercise Voting Power. The Pledgor shall be entitled to receive and retain any and all dividends or other distributions at any time and from time to time declared or made upon any of the Pledged Collateral, and to exercise any and all rights of payment, conversion, exchange, subscription or any other rights, privileges or options pertaining to the Pledged Collateral notwithstanding the pledge created hereby; provided, however, upon any indemnification amounts being finally determined in accordance with the terms of the Acquisition Agreement, on the date of such determination and to the extent the Pledgor does not elect to satisfy such amounts in cash pursuant to the last sentence of Section 10.08(a) of the Acquisition Agreement, all rights of ownership pursuant to this Section 6 solely as to the portion of the Pledged Collateral necessary and available to satisfy any such indemnification amounts as finally determined in accordance with the terms of the Acquisition Agreement, shall thereupon immediately be transferred to the Purchaser whether or not the transfer of such Pledged Collateral to the Purchaser has been consummated. For the avoidance of doubt, so long as the ownership of the Pledged Collateral remains with the Pledgor as provided in the immediately preceding sentence, the Pledgor shall be entitled to exercise as the Pledgor shall deem fit, the voting power with respect to the Pledged Collateral.

7.           Termination; Assignment, etc. This Agreement shall (i) create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until the Release Date of the Acquisition Agreement, and (ii) be binding upon the Pledgor and the Sellers, and their respective successors and assigns, and inure, together with the rights and remedies of the Purchaser hereunder, to the benefit of the Purchaser and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Acquisition Agreement, the Purchaser and the Pledgor may assign their interests in this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Purchaser herein or otherwise; provided, however, any assignment by the Pledgor shall require written evidence to the Purchaser that such assignment complies with the terms of the Acquisition Agreement. Upon the Release Date, the Purchaser’s security interest granted hereby shall automatically terminate without any further action by any Person, so long as on such date the Purchaser has not made any claim in respect of the Pledged Collateral, in which case, the security interest hereunder shall survive solely as to the portion of the Pledged Collateral necessary and available to satisfy such claim until such claim has been finally resolved in accordance with the terms of the Acquisition Agreement. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, upon the valid transfer of the Pledged Collateral in accordance with Section [10.08(f)] of the Acquisition Agreement (the “Transferred Pledged Collateral”), the Purchaser’s security interest granted in the Closing Issued Shares so transferred shall automatically be deemed released in such shares permitted to be transferred pursuant to Section [10.08(f)] of the Acquisition Agreement and shall instead automatically be deemed to be a pledge and security interest in such proceeds received from such transfer and such proceeds shall be deemed Pledged Collateral hereunder; provided, that, to the extent the Purchaser has made any claim in respect of the Pledged Collateral to be so transferred, the security interest in the Transferred Pledged Collateral hereunder shall survive solely as to the portion of the Transferred Pledged Collateral necessary and available to satisfy such claim until such claim has been finally resolved in accordance with the terms of the Acquisition Agreement. Upon any such termination, if necessary, the Purchaser shall, at Pledgor’s expense, execute and deliver to Pledgor or otherwise authorize the filing of such documents as Pledgor shall reasonably request, including financing statement amendments to evidence such termination; it being understood that Purchaser shall have no obligation to so execute or deliver any such documents until such time as all such costs have been paid.

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8.         Notices. All notices and other communications provided for hereunder shall be made in accordance with Section 11.02 of the Acquisition Agreement.

9.         Amendment. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by a written agreement signed by the Purchaser and the Pledgor.

10.      Entire Agreement. This Agreement and the Acquisition Agreement constitute the entire agreement between the Pledgor and the Purchaser with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by the parties hereto. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

11.       Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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12.       Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ALL CLAIMS AND CAUSES OF ACTION ARISING IN CONNECTION HEREWITH SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ALL ACTIONS (WHETHER IN CONTRACT OR IN TORT) BASED ON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT, WHETHER WRITTEN OR ORAL), SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). THE PLEDGOR IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST THE PLEDGOR IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.         Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law.

14.         Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references herein to “Sections” shall be deemed to be references to Sections hereof unless otherwise indicated.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PLEDGOR:

YOSEMITE SELLERS’ REPRESENTATIVE LLC, a Delaware limited liability company, as Sellers’ Representative

By:	/s/ Michael Sanford
Name: Michael Sanford
Title: President

Address:
c/o Cerberus Capital Management, L.P.
875 Third Avenue
11th Floor
New York, New York 10022
Attention: Office of the General Counsel
Facsimile: (212) 891-1540

[Signature Page to Pledge Agreement]

PURCHASER:

DEX MEDIA HOLDINGS, INC.

By:	/s/ Joseph A. Walsh
Name: Joseph A. Walsh
Title: Chief Executive Officer

Address:

Dex Media Holdings, Inc.
2200 W. Airfield Drive
P.O. Box 619810
DFW Airport, TX 75261

[Signature Page to Pledge Agreement]